Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 600 Tulsa, Oklahoma 74119 (918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Annual and Quarterly Financial and Operating Results; Increases Quarterly Cash Distribution by 11.5% to $0.46 Per Unit; and Provides Guidance for 2006

TULSA, OKLAHOMA, January 30, 2006 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record annual and quarterly financial results for the periods ended December 31, 2005. The Partnership reported that net income rose 109% to a record $160.0 million for calendar year 2005 compared to 2004 net income of $76.6 million. Net income for the fourth quarter of 2005 (the “2005 Quarter”) increased by more than 347% to a record $45.7 million, as compared to $10.2 million of net income for the fourth quarter of 2004 (the “2004 Quarter”).

The Partnership also announced that the Board of Directors of its managing general partner had declared a quarterly cash distribution of $0.46 per unit for the 2005 Quarter (an annualized rate of $1.84 per unit), payable on February 14, 2006 to all unitholders of record as of February 6, 2006. This distribution represents an increase of 11.5% over the 2005 third quarter cash distribution of $0.4125 per unit (an annualized rate of $1.65 per unit).

“Our strong fourth quarter results led to Alliance’s fifth consecutive year of record performance as we posted new benchmarks for coal sales volumes, revenues, EBITDA and net income,” said Joseph W. Craft III, President and Chief Executive Officer. “In addition to these exceptional results, Alliance continued to build for the future with new sales agreements and significant growth projects announced during the past year. This strong performance and positive outlook allowed Alliance to increase distributions to our unitholders by approximately 23% over the past twelve months.”

For the 2005 Quarter, the Partnership reported record revenues and tons of coal sold of $227.3 million and 5.9 million tons, respectively, as compared to 2004 Quarter revenues of $174.7 million and 5.4 million tons sold. Reflecting continued strength in the coal markets during the 2005 Quarter, revenues benefited from higher coal sales prices, which rose to an average $35.48 per ton sold, an increase of 21% over the 2004 Quarter average coal sales prices. Revenues for the 2005 Quarter also were positively impacted by record coal sales volumes, which increased approximately 9% over the 2004 Quarter.

Operating expenses increased during the 2005 Quarter to $144.1 million, as compared to $120.4 million for the same period last year, primarily as a result of increased production, coal sales volumes, sales related expenses and higher commercial insurance premium costs. Also contributing to higher operating expenses during the 2005 Quarter were increased costs associated

-MORE-

with labor and benefits, materials and supply costs (particularly steel and power), and contract mining. As a result of these higher costs, operating expenses per ton for the 2005 Quarter increased approximately 10% over the 2004 Quarter to $24.53 per ton sold. Operating expenses for the 2004 Quarter included expenses of $4.1 million reflecting the Partnership’s initial estimate of non-reimbursable costs attributable to the mine fire at the Excel No. 3 mine. (See ARLP Press Releases, dated December 27, 2004, January 7, 14, and 27, February 21, March 3, and April 21, 2005.) General and administrative expenses decreased to $4.4 million for the 2005 Quarter, as compared to $11.1 million for the same period last year. The decreased general and administrative expense was primarily a result of lower incentive compensation expense, which was principally attributable to a decrease in the market value of the Partnership’s common units during the 2005 Quarter and a reduction in the number of restricted units outstanding.

The Partnership reported record revenues and tons of coal sold for the year ended December 31, 2005 of $838.7 million and 22.8 million tons, respectively, as compared to 2004 revenues of $653.3 million and tons sold of 20.8 million tons. Increased revenues and tons sold reflect the Partnership’s record coal production of 22.3 million tons, an increase of more than 9% over 2004 production levels, and higher average coal sales prices, which rose approximately 17% to $33.65 per ton during 2005. Financial results for 2005 were also positively impacted by approximately $24.1 million attributable to the estimated net income benefit derived from the Partnership’s various coal synfuel-related agreements, an increase of approximately $7.2 million over the 2004 net income benefit associated with these agreements.

Operating expenses for 2005 increased to $521.5 million, compared to $436.5 million for 2004, primarily due to higher coal production and sales volumes, and cost increases for labor and benefits, maintenance, materials and supplies, contract mining, sales related expenses and commercial insurance premium costs. Operating expenses on a per ton basis increased approximately 9% during 2005 to $22.82 per ton sold. In addition, during 2005 the Partnership recognized $12.1 million as an initial, partial recovery under our commercial insurance policies of certain cost and expenses related to the Excel No. 3 mine fire (net of self-retention, various deductibles and 10% coinsurance). The Partnership continues to work closely with its insurance underwriters to determine both the full financial impact of the Excel No. 3 mine fire, including business interruption, and any additional amounts that may be recovered under the insurance policies. General and administrative expenses decreased to $33.5 million in 2005, as compared to $45.4 million in 2004, primarily due to lower incentive compensation expense as discussed above.

“In response to strong coal market fundamentals, Alliance has continued to invest capital to expand the production capacity and efficiency of our operations,” said Mr. Craft. “As a result of these investments, Alliance was able to increase production during 2005 by more than 1.9 million tons – in line with our goal of growing annual production at an average rate of eight to ten percent. Reflecting our commitment to efficient and profitable growth, during 2005, we announced plans for significant future growth projects at Gibson South, Tunnel Ridge and Penn Ridge. Assuming these projects progress as expected, the Alliance organization is positioned to increase its total annual coal production to as much as 38 million tons by 2010. We believe this production increase will assist in partially satisfying the anticipated growth in demand for high sulfur coal as additional scrubbed power plants are brought on line.”

The Partnership’s capital expenditures for 2005 totaled $119.9 million, including maintenance capital expenditures of approximately $56.7 million. These investments included the initial development of the Elk Creek and Mountain View mines, the transition of the Pontiki mine into the Van Lear coal seam and the addition of continuous mining units at the Pattiki and Warrior

-MORE-

mines. The balance of 2005 capital expenditures relate primarily to infrastructure improvements and efficiency projects at the Warrior and Gibson County mining complexes and the Mt. Vernon transfer terminal operation.

The Partnership has previously estimated capital expenditures for 2006 of approximately $160.0 million, including estimated maintenance capital expenditures of $59.4 million. (See ARLP Press Release dated, December 21, 2005.) During 2006, the Partnership expects to complete the initial development of the Elk Creek and Mountain View mining complexes and to conclude the transition of the Pontiki mine into the Van Lear coal seam. The construction of a rail loadout facility at the Gibson County mine, permitting and other development costs for the Tunnel Ridge, Penn Ridge and Gibson South projects and new efficiency projects at various Partnership operations also are included in the estimated 2006 capital expenditures. The Partnership expects depreciation expense to increase to approximately $71.5 million in 2006 as compared to $55.6 million in 2005.

Coal production for 2006 is currently estimated to increase approximately 9% over 2005 production levels to a range of 24.3 to 24.5 million tons. Against a backdrop of continued strength in the coal markets and repricing of lower priced sales volumes to current market prices, the Partnership currently expects its per ton average coal sales price to increase approximately 7% per year through 2007. As a result of these anticipated increases in coal production and coal sales prices, the Partnership is currently estimating that revenues will increase approximately 15% in 2006 to a range of $910.0 to $930.0 million, excluding transportation revenues. Currently, total coal sales volume open to market pricing includes approximately 2.7 million tons, 10.8 million tons and 18.3 million tons in 2006, 2007 and 2008, respectively.

Recent pressures on costs are expected to continue in 2006. Increased mine development costs also are expected to add to the Partnership’s operating expenses in 2006. As a result, the Partnership currently expects its operating expenses per ton sold to increase by approximately 9% over 2005 levels. Based on its current projections, the Partnership is estimating EBITDA in a range of $245.0 to $265.0 million and net income in a range of $160.0 to $180.0 million for 2006. The guidance ranges for both EBITDA and net income exclude the impact of any additional expenses, losses, or insurance recoveries associated with the Excel No. 3 mine fire. For a reconciliation of estimated annual cash flows provided by operations to EBITDA and EBITDA to net income, please see the last page of this release.

Guidance ranges for 2006 revenues, EBITDA, and net income include an estimated benefit in a range of approximately $26.0 to $28.0 million associated with the Partnership’s various coal synfuel-related agreements, of which approximately 10% has been realized year-to-date in 2006. The Partnership’s realization of future synfuel related benefits could be reduced if non-conventional synfuel tax credits become unavailable to the owners of the coal synfuel facilities due to a rise in the price of crude oil or otherwise. The non-conventional synfuel tax credit is scheduled to expire on December 31, 2007.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

-MORE-

Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and, loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2004 filed on March 15, 2005 and August 15, 2005, respectively, with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Tons sold	5,872	5,406	22,849	20,823
Tons produced	5,568	5,194	22,290	20,377

SALES AND OPERATING REVENUES:
Coal sales	$208,346	$159,185	$768,958	$599,399
Transportation revenues	11,962	9,455	39,069	29,817
Other sales and operating revenues	7,024	6,018	30,691	24,073

Total revenues	227,332	174,658	838,718	653,289

EXPENSES:
Operating expenses	144,058	120,367	521,488	436,471
Transportation expenses	11,962	9,455	39,069	29,817
Outside purchases	4,132	5,639	15,113	9,913
General and administrative	4,417	11,108	33,484	45,400
Depreciation, depletion and amortization	14,815	13,858	55,637	53,664
Interest expense	2,131	3,612	11,816	14,963
Net gain from insurance settlement	—	—	—	(15,217)

Total operating expenses	181,515	164,039	676,607	575,011

INCOME FROM OPERATIONS	45,817	10,619	162,111	78,278
OTHER INCOME	267	223	581	984

INCOME BEFORE INCOME TAXES	46,084	10,842	162,692	79,262
INCOME TAX EXPENSE	426	628	2,682	2,641

NET INCOME	$45,658	$10,214	$160,010	$76,621

GENERAL PARTNERS’ INTEREST IN NET INCOME	$4,792	$1,089	$12,409	$3,324

LIMITED PARTNERS’ INTEREST IN NET INCOME	$40,866	$9,125	$147,601	$73,297

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.80	$0.25	$2.89	$1.76

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.79	$0.25	$2.84	$1.71

DISTRIBUTIONS PAID PER COMMON AND SUBORDINATED UNITS	$0.41	$0.33	$1.58	$1.24

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,370,565	36,103,212	36,288,527	35,881,896

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,923,444	36,874,328	36,977,061	36,874,336

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$32,054	$31,177
Trade receivables, net	94,495	56,967
Other receivables	2,330	1,637
Marketable securities	49,242	49,397
Inventories	17,270	13,839
Advance royalties	2,952	3,117
Prepaid expenses and other assets	8,934	4,345

Total current assets	207,277	160,479

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment at cost	635,086	526,468
Less accumulated depreciation, depletion and amortization	(330,672)	(292,900)

Total property, plant and equipment	304,414	233,568

OTHER ASSETS:
Advance royalties	16,328	11,737
Coal supply agreements, net	—	2,723
Other long-term assets	4,668	4,277

Total other assets	20,996	18,737

TOTAL ASSETS	$532,687	$412,784

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$53,473	$30,961
Due to affiliates	8,795	10,338
Accrued taxes other than income taxes	13,177	10,742
Accrued payroll and related expenses	12,466	11,730
Accrued pension benefit	7,588	5,798
Accrued interest	4,855	5,402
Workers’ compensation and pneumoconiosis benefits	7,740	7,081
Other current liabilities	5,120	6,253
Current maturities, long-term debt	18,000	18,000

Total current liabilities	131,214	106,305

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	144,000	162,000
Accrued pneumoconiosis benefits	23,293	19,833
Workers’ compensation	30,050	25,994
Reclamation and mine closing	38,716	32,838
Due to affiliates	6,940	7,457
Other liabilities	2,697	3,170

Total long-term liabilities	245,696	251,292

Total liabilities	376,910	357,597

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners - Common Unitholders 36,426,306 and 36,260,880 units outstanding, respectively	461,068	363,658
General Partners’ deficit	(298,270)	(303,295)
Unrealized loss on marketable securities	(68)	(54)
Minimum pension liability	(6,953)	(5,122)

Total Partners’ capital	155,777	55,187

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$532,687	$412,784

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2005	2004
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$193,618	$145,055

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(110,517)	(54,713)
Proceeds from sale of property, plant and equipment	198	687
Purchase of marketable securities	(63,448)	(49,271)
Proceeds from marketable securities	63,589	23,537
Proceeds from assumption of liability		2,112

Net cash used in investing activities	(110,178)	(77,648)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash contribution by General Partners	143	3
Payments on long-term debt	(18,000)	—
Distributions to Partners	(64,706)	(46,389)

Net cash used in financing activities	(82,563)	(46,386)

NET CHANGE IN CASH AND CASH EQUIVALENTS	877	21,021

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	31,177	10,156

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$32,054	$31,177

CASH PAID FOR:
Interest	$15,160	$15,229

Income taxes to taxing authorities	$3,025	$2,150

NON-CASH ACTIVITY:
Market value of common units issued to Long-Term Incentive Plan participants upon vesting	$6,988	$13,680

Purchase of property, plant and equipment	$9,364	$—

-MORE-

Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA” and Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

	Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004	2006E
Cash flows provided by operating activities	$42,049	$19,151	$193,618	$145,055	$250,000
Reclamation and mine closing	(568)	(512)	(1,918)	(1,622)	(1,800)
Coal inventory adjustment to market	(506)	(473)	(573)	(488)	—
Other	(144)	(117)	(2,057)	(255)	(1,000)
Net effect of working capital changes	19,642	6,023	26,577	(12,405)	(5,700)
Interest expense	2,131	3,612	11,816	14,963	10,700
Income taxes	426	628	2,682	2,641	2,800

EBITDA	63,030	28,312	230,145	147,889	255,000
Depreciation, depletion and amortization	(14,815)	(13,858)	(55,637)	(53,664)	(71,500)
Interest expense	(2,131)	(3,612)	(11,816)	(14,963)	(10,700)
Income taxes	(426)	(628)	(2,682)	(2,641)	(2,800)

Net income	$45,658	$10,214	$160,010	$76,621	$170,000

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

Reconciliation of GAAP “Net Income per Limited Partner Unit” reflecting the impact of EITF 03-6 to non-GAAP “Adjusted Net Income per Limited Partner Unit”

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net Income per Limited Partner Unit -
Basic	0.80	0.25	2.89	1.76
Diluted	0.79	0.25	2.84	1.71
Dilutive impact of theoretical distribution of earnings pursuant to EITF 03-6 -
Basic	(0.32)	—	(1.18)	0.28
Diluted	(0.32)	—	(1.15)	0.28
Adjusted Net Income Per Limited Partner Unit -
Basic	1.12	0.25	4.07	2.04
Diluted	1.11	0.25	3.99	1.99

-MORE-

Net income per limited partner unit as dictated by EITF 03-6 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income, rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the Partnership in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as dictated by EITF 03-6.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we intend to continue to present “adjusted net income per limited partner unit,” as reflected in the table above, which is consistent with our presentation of net income per limited partner unit in prior periods. “Adjusted net income per limited partner unit,” as presented in the table above, is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, Partnership net income is first allocated to the managing general partner based on the amount of incentive distributions attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in the Partnership. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the actual operation of our Partnership Agreement with respect to the rights of the general and limited partners participation in distributions,

•	the financial performance of our assets without regard to financing methods or capital structure; and our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures.

Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

-END-